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EXHIBIT 99.1

News Release

CONTACTS:	Media	Analysts	Mellon Financial Center

	Christina O’Neill	Andrew J. Clark	One Boston Place
	(617) 722-7252	(412) 234-4633	Boston, MA 02108

FOR IMMEDIATE RELEASE

MELLON ACQUIRES STANDISH, AYER & WOOD

—Transaction underscores Mellon’s strategy to strengthen, grow asset management business—

BOSTON, July 31, 2001—Mellon Financial Corporation (NYSE: MEL) today announced that it has completed its acquisition of renowned U.S. asset manager Standish, Ayer & Wood (Standish), a Boston-based provider of investment management services to institutional clients and high net worth individuals. The all cash transaction combines Standish, renamed Standish Mellon Asset Management, with Mellon’s global investment management businesses.

          Founded in 1933, Standish, which will remain headquartered in Boston, has $41 billion in assets under management and offers both domestic and international investment services through separate accounts, as well as mutual funds. By adding Standish to its existing investment management companies, Mellon increases its assets under management to more than $585 billion and broadens its vast array of investment vehicles across a range of asset classes.

          Mellon recently announced that it has reached an agreement to sell its mid-Atlantic region consumer, small business and certain middle-market banking operations to Citizens Financial Group, Inc. the U.S. unit of The Royal Bank of Scotland Group. That transaction, along with the acquisition of Standish, underscores Mellon’s long-term strategy of emphasizing an attractive mix of high growth, high return businesses.

          “Mellon delivers the full resources of a major financial services company and is one of the nation’s premier providers of investment and wealth management expertise,” said Ronald P. O’Hanley, Mellon vice chairman and head of Mellon Institutional Asset Management, Mellon’s institutional and international asset management businesses. “As a longtime industry leader in fixed income investing, the acquisition of Standish further deepens the level of investment expertise Mellon offers to its clients.”

           “We remain very excited about our Mellon affiliation,” said Edward H. Ladd, Standish Mellon chairman. “It combines the Standish tradition and investment expertise with Mellon’s enormous resources.”

          Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of asset management, trust, custody, benefits consulting and administration, and shareholder services, and offers a comprehensive array of financial services for affluent individuals, institutions and corporations. Mellon has more than $2.8 trillion in assets under management, administration or custody, including more than $585 billion under management. Its asset management companies include The Dreyfus Corporation and Newton Investment Management Limited (U.K.).

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